EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 4, 2013 and February 29, 2012, with respect to the consolidated financial statements of Sunrise Senior Living, Inc. and our report dated March 15, 2013, with respect to the consolidated financial statements of Master CNLSun Dev I, LLC included in Health Care REIT, Inc.’s Current Report on Form 8-K/A dated March 25, 2013, and incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Health Care REIT, Inc. pertaining to its Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan.

/s/ Ernst & Young, LLP

McLean, Virginia

May 2, 2013